Exhibit 4.9

FORM OF
ROLLOVER AGREEMENT

ROLLOVER AGREEMENT dated as of March 29, 2004 (this “Rollover Agreement”) between Sealy Corporation, a Delaware corporation (the “Company”) and the individual listed on Schedule I hereto (the “Management Stockholder”).

WHEREAS, on March 3, 2004, Posturepedic Acquisition Corp. and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Posturepedic Acquisition Corp. or one of its permitted assignees will merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation.  As a result of the Merger, Sealy Holding LLC, an affiliate of Kohlberg Kravis Roberts & Co. L.P. will hold approximately 92% of the issued and outstanding shares of Class A common stock, par value $.01 per share, of the Company (the “Common Stock”), as further specified in the Merger Agreement;

WHEREAS, the Management Stockholder currently holds options to acquire shares of Common Stock (“1998 Sealy Options”), all of which shall become fully vested upon consummation of the Merger, pursuant to the Sealy Corporation 1998 Stock Option Plan (the “1998 Option Plan”) and has agreed, as of the effective time of the Merger (the “Effective Time”), to retain certain of such 1998 Sealy Options after the Merger in lieu of receiving the consideration specified in Section 2.11(a) of the Merger Agreement with respect to such retained options;

WHEREAS, the terms of the 1998 Option Plan shall remain unchanged, except that the 1998 Option Plan shall be amended such that the term of the 1998 Sealy Options shall expire on the tenth anniversary of the 2004 Option Plan (as defined below);

WHEREAS, within five days of the Merger, the Company shall effect a stock split resulting in a Base Price (as defined in the Management Stockholders Agreement by and between the Company and the Management Stockholder) of $5.00 per share, which $5.00 per share Base Price is equivalent to the per share consideration payable to the Common Stock in the Merger; and

WHEREAS, in connection with retaining certain of such 1998 Sealy Options, the Company will grant after the Closing Date a number of new time and performance based options specified on Schedule I hereto pursuant to the 2004 Stock Option Plan for Key Employees of Sealy Corporation and its Subsidiaries (the “2004 Option Plan”) pursuant to the terms of the 2004 Option Plan, the Stock Option Agreement and the Management Stockholder’s Agreement.

NOW THEREFORE, in consideration of the foregoing, and the covenants and promises and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto agree as follows:

                1.             The Management Stockholder agrees to retain that number of 1998 Sealy Options representing a percentage of such Management Stockholder’s Total Rollover Value (as defined below) as specified on Schedule I hereto.  The actual 1998 Sealy Options to be retained shall be determined by the Company.

2.             For purposes of this Rollover Agreement, “Total Rollover Value” shall mean the aggregate sum of the Management Stockholder’s (i) Option Rollover Value and (ii) Common Stock Rollover Value.

3.             For purposes of this Rollover Agreement,  “Option Rollover Value” shall mean, with respect to an option to purchase shares of any class of Company common stock, the excess of (x) the Transaction Value per share of common stock underlying such option held by such Management Stockholder over (y) the aggregate exercise price per share of such option.  “Common Stock Rollover Value” shall mean the Transaction Value per share of such common stock times the number of shares of Company common stock of the same class held by such Management Stockholder.  “Transaction Value” shall mean, for each share of Company common stock, the amount of merger consideration per share that such share of Company common stock is entitled to receive pursuant to Schedule A of the Merger Agreement.

4.             This Rollover Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

5.             This Rollover Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

Schedule I

ROLLOVER ELECTION FORM

Name of Management Stockholder:  _____________________________

SELECT ONE:

Percentage of Total Rollover Value with respect to the Management Stockholder which the Management Stockholder agrees to retain:  ____________%.

or

Amount of Total Rollover Value with respect to the Management Stockholder which the Management Stockholder agrees to retain: $_______ (rounded-up to the next full share).

By executing this Schedule, the undersigned Management Stockholder accepts and agrees to be bound by and subject to the terms and conditions of, and makes the representations, warranties and agreements set forth in (i) this Rollover Agreement, (ii) the Management Stockholder’s Agreement between the Company and the undersigned Management Stockholder, (iii) the Stock Option Agreement between the Company and the undersigned Management Stockholder and (iv) the Sale Participation Agreement between Sealy Holding LLC and the undersigned Management Stockholder.  The parties to each such agreement shall treat the execution and delivery hereof by the undersigned Management Stockholder as the execution and delivery of such agreement by the undersigned Management Stockholder, and, upon receipt and acceptance of this Schedule by such parties, the signature of the undersigned Management Stockholder set forth below shall constitute a counterpart to the signature page of each such agreement.

SEALY CORPORATION

Management Stockholder
By:
Name: Title:

Dated:	, 2004